FAHNESTOCK & CO. INC.
125 BROAD STREET
NEW YORK, NY  10004
(212) 668-8000
(800) 221-5588
(212) 425-2028 FAX


                                                 October 2, 2000

CONFIDENTIAL
------------

Senesco Technologies, Inc.
34 Chambers Street
Princeton, NJ  08542

Attn: Steven Katz
      President and Chief Operating Officer

Ladies and Gentlemen:

      This is to confirm our agreement whereby Senesco Technologies, Inc., a Delaware corporation (the "Company"), has requested Fahnestock & Co. Inc. ("Fahnestock") to render investment banking services to it on an exclusive basis as to the terms and conditions as set forth herein, and Fahnestock has agreed to render such services as follows.

1. The Company hereby engages Fahnestock for the six (6) month period commencing October 2, 2000 to render advice to the Company as an investment banker relating to financial and similar business matters. During the term of this Agreement, Fahnestock will provide the Company with financial consulting advice as is reasonably requested by the Company primarily with respect to the consideration and implementation of its strategic alternatives, including evaluating financing alternatives.

2. In consideration for the services rendered by Fahnestock to the Company pursuant to this Agreement, the Company shall compensate Fahnestock as follows:

     (a) A monthly fee of $7,500, of which $22,500 is payable upon the execution of this Agreement and $22,500 is payable three (3) months from the date hereof.

     (b) Five-year Warrants to purchase 30,000 shares of common stock at an exercise price per share of $3.1875 (average of closing bid price for the prior five trading day period), which shall be issued upon execution of this Agreement. The Warrants are entitled to the same registration rights as the warrants previously received by Fahnestock.

     (c) If, during the term of this Agreement, the Company enters into an agreement to be acquired, merge, sell all or substantially all of its assets or otherwise effect a corporate reorganization with any other entity, the Company shall engage Fahnestock as its financial advisor and shall pay a transaction fee to Fahnestock to be determined at that time, but in any event such fee shall be reasonable and customary for the size and nature of such a transaction.

     (d) In the event the Company requests Fahnestock to assist in discussions regarding joint ventures or strategic alliances and an agreement develops, the Company agrees to pay Fahnestock a fee of five percent (5%) of any cash received by the Company from such agreement including any up front payment and any milestone payments. The fee paid to Fahnestock pursuant to paragraph 2(a) hereof shall be credited to any fee due Fahnestock pursuant to this paragraph 2(d).

     (e) Fahnestock shall have a right of first refusal for any investment banking services of the Company, including merger and acquisition advisory services and the sale or distribution of securities in a private or public offering, until June 30, 2001. In such event, the Company and Fahnestock will enter into a separate agreement at such time and the fee payable to Fahnestock will be determined at such time on terms that are standard and customary.

     (f) In the event the Company requires a fairness opinion or valuation, the fee payable to Fahnestock will be determined at such time on terms that are standard and customary.

3. In addition to the fees payable hereunder, the Company shall reimburse Fahnestock for its reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Fahnestock pursuant to this Agreement.

4. The Company acknowledges that all opinions and advice (written or oral) given by Fahnestock to the Company in connection with Fahnestock's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Fahnestock, or use Fahnestock's name in any annual reports or any other reports or releases of the Company without Fahnestock's prior written consent unless otherwise required by law. Fahnestock acknowledges that the Company intends to publicly announce that it has entered into this Agreement; however any press release referring to Fahnestock must be approved by Fahnestock prior to its release.

5. The Company acknowledges and agrees that there will be no claims or payments for services in the nature of a finder's fee with respect to Fahnestock's engagement or any other arrangements, agreements, payments, issuances or understandings that may effect Fahnestock's compensation.

6. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Fahnestock will use and rely on data, material and other information furnished to Fahnestock by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Fahnestock may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

7. Since Fahnestock will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Fahnestock have entered into a separate indemnification agreement dated March 30, 2000, providing for the indemnification of Fahnestock by the Company. Fahnestock has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

     If the foregoing correctly sets forth the understanding between Fahnestock and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.


                                       Sincerely,

                                       Fahnestock & Co. Inc.


                                       /s/ Henry P. Williams
                                       ---------------------------
                                       Henry P. Williams
                                       Senior Vice President


Accepted and Agreed:

Senesco Technologies, Inc.


By: /s/ Steven Katz
    ----------------------------------
    Steven Katz
    President and Chief Operating Officer